Exhibit (a)(1)(J)

STOCK OPTION EXCHANGE

QUESTIONS AND ANSWERS

These Questions and Answers relate to our offer to exchange all outstanding options to purchase shares of our common stock that have an original exercise price greater than the higher of $4.75 per share or the Fair Market Value of our Common Stock (Offer).

These Questions and Answers are to be read in conjunction with the Offer to Exchange Outstanding Options to Purchase Common Stock, of which they are a part.

Q1	What is the stock option exchange program?

A1	Antigenics’ stock option exchange program (the “Offer”) is a voluntary program permitting eligible Antigenics employees to exchange stock options that have an exercise price that is greater than the higher of $4.75 per share or the Fair Market Value of our Common Stock (“Eligible Option Grants” or “Eligible Options”). You will receive three replacement options for every four Eligible Options that your exchange (“Replacement Options”). The exercise price of any Replacement Option will equal the closing sales price of Antigenics common stock as reported on The NASDAQ Capital Market (“NASDAQ”) on the date of the expiration of the Offer (or, if no sales are reported on such date, then the closing price of our common stock on the first day prior to such date on which there is a reported sale) (“Fair Market Value”).

The Replacement Options will be granted pursuant to our 2009 Equity Incentive Plan (the “2009 Plan”). We will grant the Replacement Options immediately following the expiration of the Offer on Thursday, July 16, 2009, at 5:00 p.m., U.S. Eastern Daylight Time, unless we extend the expiration of the Offer.

The Offer will be open to all persons who as of the commencement of the Offer are Antigenics employees (“Eligible Participants”). This includes our executive officers but excludes non-employee members of our Board of Directors and our consultants, who will not be eligible to participate in the Offer.

Your participation in the Offer is voluntary; you may either keep your current Eligible Option Grants at their current exercise price or cancel those Eligible Option Grants in exchange for Replacement Options with an exercise price equal to the closing price of Antigenics’ common stock on the date the Replacement Options are granted, which is the expiration date of the Offer.

Q2	Why Antigenics is offering an Option Exchange Program?

A2	In light of the decline in the price of our common stock, we recognize that many of our outstanding stock options have exercise prices that are significantly higher than the current market price of Antigenics’ common stock. As of June 15, 2009, Eligible Participants held options to purchase approximately 1,799,684 shares with exercise prices of $4.75 per share or greater. As of June 15, 2009, the closing price of our common stock as reported by NASDAQ was $2.06. We believe that to enhance long-term stockholder value we need to maintain competitive compensation and incentive programs and that an equity stake in Antigenics’ success is a critical component of these programs. Options that are substantially “out of the money” are no longer effective as performance and retention incentives. We believe the Offer will provide us with a renewed opportunity to give Eligible Participants an economic stake in our future growth and success.

Q3	Why can’t I just be granted additional options?

A3

We strive to balance the need for a competitive compensation package with the interests of our stockholders. Because of the large number of stock options that are currently outstanding, a large grant of new options could potentially have a dilutive effect on our earnings per share. Additionally, one of the goals of the Offer is to reduce our significant stock option “overhang” consisting of options which we believe are not serving their intended incentive-related purpose.

Q4	What options may I exchange as part of this program?

A4	As described more fully below, we are offering to exchange certain stock options held by Eligible Participants that are currently outstanding under our 1999 Equity Incentive Plan.

Any option with an exercise price greater than the higher of $4.75 per share or the Fair Market Value of our Common Stock that is outstanding on the expiration date of the Offer, which is currently expected to be on Thursday, July 16, 2009 at 5:00 p.m., U.S. Eastern Daylight Time, unless we extend the Offer, will be eligible for exchange (“Expiration Date”).

If you attempt to exchange an option having an exercise price of less than $4.75 per share or the Fair Market Value of our Common Stock, that option will not be an Eligible Option Grant and any election you may have made to exchange that option will not be accepted by us.

If you chose to tender an Eligible Option Grant, you must tender all unexercised shares that remain in your grant. You cannot tender only a portion of an Eligible Option Grant.

Q5	May I tender options that I have already exercised?

A5	The Offer only permits the exchange of options, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise (including purchases via the open market and our Employee Stock Purchase Plan), whether or not you have vested in those shares. If you have exercised an Eligible Option Grant in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Option Grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Eligible Option Grants for which you have both properly submitted an exercise notice and tendered the exercise price prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q6	Are purchase rights granted under our Employee Stock Purchase Plan eligible for exchange under the Option Exchange Program?

A6	No. Neither purchase rights granted under our Employee Stock Purchase Plan nor shares of our common stock acquired under our Employee Stock Purchase Plan are eligible for exchange in the Offer.

Q7	How many Replacement Options will I receive for the options that I exchange?

A7	If you validly tender an Eligible Option Grant in the Offer, and such Eligible Option Grant is accepted and cancelled, you will be issued three Replacement Options for each four Eligible Options you tender;

Replacement options will be issued only in whole shares; no incremental shares will be issued. In determining the number of Replacement Options, incremental results will be rounded to the next full share.

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For example, if you are an Eligible Participant and you elect to exchange an Eligible Option Grant with an exercise price of $6.75 to purchase 1000 shares of our common stock, you will receive a Replacement Option to purchase 750 shares of Antigenics common stock.

You will not need to calculate the number of Replacement Options; this will be done by the stock plan administrator.

Q8	If the price of our common stock were to increase after the date on which my Eligible Option Grants are cancelled, is it possible that those cancelled Eligible Option Grants would have ultimately been more economically valuable than the Replacement Options I received in exchange for them?

A8	Yes. Your Eligible Option Grants may be fully vested, whereas the Replacement Options granted pursuant to the Offer will be subject to vesting restrictions. You should take into account the fact that the Replacement Options are subject to future vesting and will be issued three options for each four tendered when deciding whether to participate in the Offer.

Q9	When will I receive my Replacement Options?

A9	If you participate in the Offer, we will grant your Replacement Options immediately following 5:00 p.m., U.S. Eastern Daylight Time on Thursday, July 16, 2009, unless we extend the expiration of the Offer.

Q10	How will my Replacement Options vest?

A10	The Replacement Options issued in the exchange will be completely unvested at the time they are granted and will become vested on the basis of an Eligible Participant’s Continued Service. Replacement Options will vest in six equal quarterly installments over an eighteen month period.

Each grant of Replacement Options will expire a maximum of 10 years from the date of grant of the Replacement Options, but if you cease providing Continued Service, the option will expire earlier.

IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR REPLACEMENT OPTIONS AND YOUR CONTINUED SERVICE WITH US TERMINATES FOR ANY REASON BEFORE THE DATE YOUR REPLACEMENT GRANT IS FULLY VESTED, THEN YOU WILL FORFEIT ANY REPLACEMENT OPTIONS RECEIVED THAT REMAIN UNVESTED AT THE TIME YOUR CONTINUED SERVICE WITH US TERMINATES.

Q11	What are the other terms and conditions of my Replacement Options?

A11	Each Replacement Option issued in the exchange will represent a right to acquire a specified number of shares of Antigenics common stock at a fixed exercise price per share that is equal to the Fair Market Value of Antigenics common stock. We will grant the Replacement Options immediately following the Expiration Date. Each grant of Replacement Options will expire a maximum of 10 years from the date of grant of the Replacement Options, but if you cease providing Continued Service, the option will expire earlier. Replacement Options will be nonstatutory stock options pursuant to the 2009 Plan. Please see Section 13 of the Offer Documents on the tax treatment of nonstatutory stock options. All other terms and conditions of the Replacement Options will be substantially the same as those that apply generally to stock options granted under the 2009 Plan. We will require you to satisfy any applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise. For additional information regarding the terms of the Replacement Options to be issued in the exchange, please refer to your 2009 Plan prospectus. You should review Section 6 of the Offer Documents for all conditions applicable to this Offer.

Q12	Are there any eligibility requirements I must satisfy in order to receive the Replacement Options?

A12	In order to receive Replacement Options, you must be an Antigenics employee (including employees on a leave of absence) on the Commencement Date and the Expiration Date. If you are on a leave that is not considered protected by statute, your Replacement Options will not be issued until you have returned to work. If you are on a protected leave, your Replacement Options will be granted on the same day as all other Replacement Options. Executive officers are eligible to participate in the Offer, but non-employee members of our Board of Directors and consultants are not eligible to participate in the Offer.

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PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO CONTINUED SERVICE BY ANTIGENICS. YOUR CONTINUED SERVICE IS “AT-WILL” AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, FOR ANY REASON, WITH OR WITHOUT CAUSE.

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IF YOU ARE NOT AN ANTIGENICS EMPLOYEE ON THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER AND ANY OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE WILL BE AUTOMATICALLY WITHDRAWN. IF THE OPTIONS THAT YOU TENDERED FOR EXCHANGE HAVE AN EXERCISE PRICE LESS THAN $4.75 PER SHARE OR THE FAIR MARKET VALUE OF OUR COMMON STOCK, THEY ARE NOT ELIGIBLE TO BE EXCHANGED IN THE OFFER.

Q13	Are employees who tender their Eligible Option Grants and are on a leave of absence on the date the Replacement Options are granted eligible to participate?

A13	If you tender your Eligible Option Grants and they are cancelled in the exchange and, on the date Replacement Options are granted, you are an employee on a leave of absence protected by statute, then you will be entitled to receive the specified number of Replacement Options on the date Replacement Options are granted. If, however, on the date Replacement Options are granted you are an employee on a leave that is not protected by statute, then the Replacement Options will be granted on the date, if any, that you return to regular employment with us.

Q14	How should I decide whether or not to participate?

A14	We understand that this will be a challenging decision for everyone. The Offer does carry considerable risk, and there are no guarantees regarding our future stock performance. As a result, the decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, the performance of the NASDAQ, our own stock price and our business and your desire and ability to remain in Continued Service until the date the Replacement Options become vested. Antigenics cannot advise you on the decision to participate in the Offer, and we have not authorized anyone to make any recommendation on our behalf as to your choices. We advise you to consult your own financial and tax advisors about whether to participate in the exchange.

Q15	Will my Replacement Options be incentive stock options or nonstatutory stock options?

A15	All Replacement Stock Options will be nonstatutory stock options granted under Antigenics’ 2009 Plan.

Q16	Can I exchange the remaining portion of an Eligible Option Grant that I have partially exercised?

A16	Yes. If you have exercised an Eligible Option Grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Eligible Option Grants for which you have properly submitted an exercise notice and tendered the exercise prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q17	Will I be required to give up all of my rights under the cancelled options?

A17	Yes. Once we have accepted a valid tender of your Eligible Option Grants pursuant to the Offer, your Eligible Option Grants will be cancelled and you will no longer have any rights thereunder. We intend to cancel all tendered Eligible Option Grants on the Expiration Date. We currently expect that the Expiration Date will be at 5:00 p.m., U.S. Eastern Daylight Time, on Thursday, July 16, 2009. (See Section 5)

Q18	Will the terms and conditions of my Replacement Options be the same as my exchanged options?

A18	Replacement Options issued in the exchange will be nonstatutory options and subject to revised vesting. Subject to your Continued Service, vesting for your Replacement Options will be in equal quarterly installments over a period of eighteen months. Each grant of Replacement Options will expire a maximum of 10 years from the date of grant of the Replacement Options, but if you cease providing Continued Service, the option will expire earlier. All other terms and conditions of the Replacement Options issued in the exchange program will be substantially the same as those that apply generally to stock options granted under the 2009 Equity Incentive Plan. If you exchange Eligible Option Grants for Replacement Options and your Continued Service terminates for any reason before your Replacement Options are fully vested, then you will forfeit any Replacement Options received that remain unvested at the time your Continued Service terminates.

Q19	Will I have to pay taxes if I participate in the Offer?

A19	You generally will not be required under current U.S. law to recognize income for U.S. Federal income tax purposes at the time of the exchange or the date on which the Replacement Options are granted. The Replacement Options are nonstatutory stock options, and you generally will have taxable income upon exercise of your Replacement Options, at which time we will also generally have a tax withholding obligation. We will require you to satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise. You may also have taxable income when you sell the shares issued upon exercise of the Replacement Option. (See Section 13 of the Offering Documents)

We strongly recommend that all employees consult with their own tax advisors to determine the tax consequences to you of participating in the Offer.

Q20	How long will the Offer remain open?

A20	Presently, the Offer is scheduled to remain open until 5:00 p.m., U.S. Eastern Daylight Time, on Thursday, July 16, 2009. We currently have no plans to extend the Offer beyond 5:00 p.m., U.S. Eastern Daylight Time, on Thursday, July 16, 2009. However, if we do extend the Offer, you will be notified of the extension. If we extend the Offer, we will announce the extension no later than 6:00 a.m., U.S. Eastern Daylight Time, on the next business day following the scheduled or announced Expiration Date.

Q21	What do I need to do to exchange my Eligible Option Grants?

A21	To exchange your Eligible Option Grants, you must complete and submit the Election Form to the Antigenics stock administration department in person or via e-mail at cklaskin @ antigenics.com before the Expiration Date (which is currently expected to be 5:00 p.m., U.S. Eastern Daylight Time, on Thursday, July 16, 2009). This document may be obtained from the Antigenics’ intranet. Delivery of the completed forms will be deemed made only when actually received by us. No late deliveries will be accepted. We may reject any Eligible Option Grant if we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the Eligible Option Grants.

Q22	Can I change my election? How often?

A22	Yes. You can change your election at any time by delivering either a Notice of Withdrawal Form or revising and re-delivering your Election Form to the Antigenics stock administration department in person or via e-mail at cklaskin@antigenics.com, prior to the deadline. Each of these documents may be obtained from the Antigenics intranet. There is no limit to the number of times you can change your election prior to the deadline. However, the last Notice of Withdrawal Form or Election Form delivered prior to the deadline will determine your decision to exchange.

Q23	What will happen if I don’t turn in my form by the deadline?

A23	If you miss this deadline, you cannot participate in the Offer. Delivery of the completed forms will be deemed made only when actually received by us. You will receive a confirmation of receipt e-mail from Antigenics’ stock administration department within two business days of your Election Form or Notice of Withdrawal Form is received. No late deliveries will be accepted.

Q24	Will I receive a confirmation of my election?

A24	Yes. After you deliver an Election Form, the Antigenics stock administration department will send you an email confirmation indicating we have received your Election Form and stating where you can find information regarding the number of Replacement Options that you are eligible to receive pursuant to the Offer. Similarly, after you deliver a Notice of Withdrawal, Antigenics stock administration department will send you an email confirmation indicating we have received your Notice of Withdrawal Form. You should print these email confirmations and keep them with your records.

Q25	What if I don’t accept the Offer?

A25	The Offer is completely voluntary. You do not have to participate, and there are no penalties for electing not to participate in the Offer. Please consult with your personal tax advisor as you are contemplating participating in this Offer.

Q26	Where do I go if I have additional questions about the Offer?

A26	Please direct your questions to John Cerio in Human Resources (jcerio@antigenics.com) or Christine Klaskin (cklaskin @ antigenics.com) in Antigenics’ stock administration department. Questions will be reviewed periodically throughout the exchange period and responded to as appropriate.

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